Exhibit 99.1

Bion Announces Positive Results from 3G Simulation and Testing
April 10, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology, announced it successfully concluded its computer simulations and stage two evaporation testing in March. That effort confirmed Bion’s projections for the percentage of ammonia, carbon dioxide gas capture and vapor that will be transferred forward to the distillation and crystallization processes that produce ammonium bicarbonate.
Building upon the data from the testing to date, Bion is now proceeding with a pilot program, focused on potentially increasing system efficiency and flexibility. This pilot program, which includes testing and then pilot operation to confirm test results, is anticipated to run through the second quarter and focuses on material characteristics of the various species: beef, poultry, swine, and dairy.  In addition, this pilot operation includes production of a small quantity of ammonium bicarbonate liquid and crystals to support Bion’s filings with the Organic Materials Review Institute (OMRI) to secure certification for use as a fertilizer in the production of organic crops.
The cumulative data from these pilot programs will be used to engineer the monitoring and control system for a small 3G Tech commercial system, which Bion intends to deploy later in 2019. This initial commercial installation will provide field-tested and continuous operating data that will be used to expand into full-scale commercial systems. In addition, the initial commercial system will produce ammonium bicarbonate liquid and crystals for growth trials by potential customers in the row crop, hydroponic, greenhouse, lawn and garden and food markets.
Craig Scott, Bion’s director of communications, stated, “We are very pleased with these interim results that have been both predictable and repeatable. We anticipate similar success with the upcoming pilot. Our optimization efforts continue to demonstrate opportunities to further improve Bion’s 3G technology platform that was developed in 2016.  While policy change, revenue generation and financing issues are resolved, these improvements will position us with a fully commercial-ready modular system with a variety of processing options that can address specific livestock species and location requirements.”
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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate’, 'intend', 'will', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact Information:
Craig Scott
Director of Communications
303-843-6191 direct